Exhibit 10.17

Supplementary Agreement

No.:2010022411

Buyer: Inner Mongolia Branch of Shanxi Zhangze Electric Power Co., Ltd.

Seller: Guangdong Mingyang Wind Power Industry Group Co., Ltd.

WHEREAS, the Buyer and the Seller entered into the CPI Bayin Obo 49.5MW Wind Farm Project: Purchase Contract of Wind Turbine Generator in July 2007. To better specify the provisions on warranty payment and quality assurance, the two Parties agree as follow through amicable negotiations:

1.	Provisions of Article 4.3.6. of the original Contract specifying that “The Buyer shall pay 5% of the total unit contract equipment price (14,429,250 Yuan in total, RMB fourteen million four hundred and twenty nine thousand two hundred and fifty Yuan) to the Seller as the payment of the warranty period within 28 days by dint of the following documents submitted by the Seller after each wind turbine generator passes through final acceptance and after the Buyer checks there is no errors on: A. One original and two copies of financial receipt which amounted 5% of the total unit contract equipment price.”

hereby be amended to be “the Seller shall issue a Bank Guarantee in the amount of 5% percent of the remaining contract equipment price as warranty provision within one (1) week upon preliminary acceptance of the wind turbine generators, and the Buyer shall pay to the Seller the remaining warranty provision (14,429,250 Yuan in total, RMB fourteen million four hundred and twenty nine thousand two hundred and fifty Yuan) upon receipt of the aforesaid Bank Guarantee.”

2.	Provisions of Article 10.14 of the original Contract specified that “After final acceptance, if the major components (wind wheel, generator, gear box, main shaft, nacelle, nacelle base plate) are damaged to be replaced within the designed use life due to design defects, the Seller shall replace the damaged components within the specified period free of charge. If the above major components are damaged to be replaced within 2 years after the warranty period due to the Seller’s manufacturing and materials, the Seller shall provide the components within the specified period free of charge.”

The aforementioned provisions was based on the fact that the wind turbines of the Seller were not certified and the equipments have not yet been operated. Now that the wind turbine generators of the Seller have received Certifications form GL and CGC, and are highly reliable after two years of operation. Hence, the aforesaid article shall be cancelled.

3.	This Agreement is in quadruplicated. Two for each party.

Buyer (Seal):

Inner Mongolia Branch of Shanxi Zhangze Electric Power Co., Ltd.

Authorized Representative (Signed by):

Seller (Seal):

Guangdong Mingyang Wind Power Industry Group Co., Ltd.

Authorized Representative (Signed by):

Date: March 16th, 2010